Exhibit 99.1
Contacts:
Bradford A. Zakes
President and CEO
425-821-5501
bzakes@imarx.com
IMARX THERAPEUTICS REPORTS SECOND QUARTER ENDED 2009
FINANCIAL RESULTS
REDMOND, WA — (August 11, 2009) — ImaRx Therapeutics, Inc. (OTC BB: IMRX.OB), a development-stage biopharmaceutical company, whose research and development efforts have focused on the development of therapies for stroke and other vascular disorders leveraging its proprietary microsphere and ultrasound technology, today reported financial results for the second quarter ended June 30, 2009.
Corporate Updates:
•	On June 15, 2009, ImaRx entered into an Asset Purchase Agreement with WA 32609, Inc. to sell substantially all of its assets related to its therapy programs for the treatment of ischemic stroke as well as other vascular disorders associated with blood clots, including but not limited to its clinical-stage SonoLysis product candidate, which involves the administration of its proprietary MRX-801 microspheres. The Company will receive $0.5 million in cash for the assets, subject to certain potential adjustments specified in the agreement. $0.4 million of the cash consideration will be paid at closing and the remaining $0.1 million will be placed in an escrow account to satisfy certain liabilities that may arise post-closing. The escrow account will be released and distributed to the Company following the expiration of an approximately six month holdback period.
•	On June 15, 2009, ImaRx entered into the First Amendment to the Asset Purchase Agreement with Microbix, which amended the Asset Purchase Agreement (“Original Agreement”) dated September 22, 2008. The Amendment provides that Microbix shall not be obligated to pay ImaRx the $2.5 million bonus due under the Original Agreement on release by the FDA of certain lots of urokinase. Instead, Microbix shall pay to the Company a sum of $0.2 million within 90 calendar days of the date of receipt by Microbix of written authorization from the FDA for the release of the urokinase lots should such authorization be received on or before September 1, 2010.
•	The Company continues to seek strategic alternatives for the remaining company assets.

Financial Results
Revenue decreased to zero for the second quarter ended June 30, 2009 compared to $2.1 million for the second quarter ended June 30, 2008. Revenue for the six months ended June 30, 2009 decreased to $26,000 from $4.1 million for the same period in the prior year. The decrease is attributable to an ongoing reduction in channel inventory since divesting the urokinase assets to Microbix Biosystems in September 2008.
Net loss for the second quarter of 2009 was $0.4 million compared to a net loss of $7.3 million for the same period last year. This change was a result of the restructuring activities that were initiated in June 2008 and the sale of the urokinase assets to Microbix in September 2008. Net loss per share attributable to common shareholders for the second quarter of 2009 was $0.04 based on weighted average shares of approximately 10.2 million, compared to net loss attributable to common shareholders in the same period last year of $0.72 based on weighted average shares of approximately 10.1 million.
Net loss for the six months ended June 30, 2009 was $0.7 million compared to a net loss of $9.8 million for the same period last year. This change was a result of the restructuring activities that were initiated in June 2008 and the sale of the urokinase assets to Microbix in September 2008. Net loss per share attributable to common shareholders for the second quarter of 2009 was $0.07 based on weighted average shares of approximately 10.2 million, compared to net loss per share attributable to common shareholders in the same period last year of $0.97 based on weighted average shares of approximately 10.1 million.
Cost of product sales for the second quarter of 2009 were zero compared to $1.0 million for the second quarter of 2008. Cost of product sales for the six months ended June 30, 2009 was $13,000 compared to $1.8 million in the prior year period. The decrease is associated with the divestiture of the urokinase assets in September 2008.
Research and development expenses decreased to $41,000 for the second quarter of 2009 compared to $1.0 million for the same period last year. This decrease was principally a result of the wind down of our TUCSON clinical trial and our restructuring activities in addition to the elimination of stability testing costs as a result of our sale of urokinase assets. Research and development expenses for the six months ended June 30, 2009 decreased to $0.1 million from $2.6 million in the prior year period. This decrease was principally a result of the wind-down of the TUCSON clinical trial in addition to the restructuring activities initiated in the second quarter of 2008.
General and administrative expenses for the second quarter of 2009 decreased to $0.4 million from $3.0 million for the same period last year resulting mainly from the restructuring activities initiated in June 2008. General and administrative expenses for the six months ended June 30, 2009 decreased to $0.8 million from $5.0 million for the same period last year resulting primarily from cost saving activities initiated with our June 2008 restructuring in addition to reduced marketing costs as a result of our divestiture of the urokinase assets in September 2008.

On June 30, 2009, ImaRx had $0.2 million in cash and cash equivalents compared to $0.8 million in cash and cash equivalents on December 31, 2008. The decrease in the cash balance was primarily related to cash used in performing operating activities. Management believes that there will be sufficient cash resources to fund operations into the third quarter of 2009.
About ImaRx Therapeutics
ImaRx Therapeutics is a development-stage biopharmaceutical company with a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary microsphere and ultrasound or SonoLysis technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the Company’s search for strategic alternatives to enhance shareholder value and, management belief that there will be sufficient cash resources to fund operations into the third quarter 2009. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of August 11, 2009, and the Company undertakes no duty to update this information.
Additional Information and Where to Find It
In connection with stockholder approval of the Company’s previously announced asset sale and reverse stock split, the Company has filed a definitive proxy statement and other materials with the SEC. Stockholders of the Company are advised to read the definitive proxy statement and any other relevant documents filed with the SEC because those documents will contain important information about the Company’s previously announced asset sales and reverse stock split. Stockholders may obtain a free copy of the definitive proxy statement, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of these filings may also be obtained from the Company by directing a request to Bradford A. Zakes, President and Chief Executive Officer, ImaRx Therapeutics, Inc., 12277 134th Court NE, Suite 202, Redmond, Washington 98052, or at www.imarx.com.
The Company and its directors and its chief executive officer may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Company’s previously announced asset sales and reverse stock split. Information regarding the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 9, 2009. Additional information regarding the interests of such potential participants is included in the definitive proxy statement and the other relevant documents filed with the SEC.

ImaRx Therapeutics, Inc.
(A Development-Stage Company)
Consolidated Statements of Operations
(in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2009	2008	2009
	(unaudited)
Revenues:
Product sales, net	$2,040	$—	$3,889	$26
Research and development	106	—	201	—

Total operating revenue	2,146	—	4,090	26
Costs and expenses:
Cost of product sales	925	—	1,759	13
Research and development	1,033	41	2,600	80
General and administrative	2,994	421	4,988	757
Asset impairment	9,978	18	9,978	18

Total cost and expenses	14,930	480	19,325	868

Operating loss	(12,784)	(480)	(15,235)	(842)
Interest and other income, net	(58)	46	36	60
Interest expense	(30)	—	(203)	—
Gain on settlement of accounts payable and other accrued liabilities	—	—	—	79
Gain on extinguishment of debt	5,602	—	5,602	—

Net loss	(7,270)	(434)	(9,800)	(703)

Basic loss per common share:
Loss from continuing operations	$(0.72)	$(0.04)	$(0.97)	$(0.07)

Shares used in computing net loss per share:
— Basic	10,087,238	10,165,733	10,067,072	10,165,733

ImaRx Therapeutics, Inc.
(A Development-Stage Company)
Selected Balance Sheet Data (in thousands)

	December 31,	June 30,
	2008	2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$757	$167
Inventory subject to return	12	—
Assets held for sale	108	133
Prepaid expenses and other	144	62

Total current assets	1,021	362
Long-term assets:
Property and equipment, net	51	—

Total assets	$1,072	$362

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$117	$203
Accrued expenses	82	88
Deferred revenue	226	200
Other	154	—

Total current liabilities	579	491
Total stockholders’ equity (deficit)	493	(129)

Total liabilities and stockholders’ equity (deficit)	$1,072	$362

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